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                                                                       EXHIBIT 5


             [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]



                                 March 15, 2000



Clear Channel Communications, Inc.
200 Concord Plaza, Suite 600
San Antonio, TX  78216

Ladies and Gentlemen:

         We have acted as legal counsel to Clear Channel Communications, Inc., a Texas corporation (the "Company") in connection with the proposed merger (the "Merger") between CCU Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub"), and AMFM Inc., a Delaware corporation ("AMFM"), whereby Company will issue shares of its common stock, par value $.10 per share (the "Common Stock"), to the security holders of AMFM in accordance with an Agreement and Plan of Merger dated October 2, 1999, by and between the Company, Merger Sub and AMFM (the "Merger Agreement"). We have also acted as legal counsel to the Company in connection with the preparation and filing under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-4 of even date herewith (the "Registration Statement"), covering the shares of Common Stock to be issued in the Merger (the "Shares").

         We have, as counsel, examined such corporate records, certificates and other documents and reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinions expressed below. In rendering this opinion, we have assumed the genuineness of all signatures and the authenticity of all documents examined by us. As to various questions of fact material to such opinions, we have relied upon representations of the Company.

         In addition, in rendering this opinion we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the shareholders of the Company will have approved the issuance of the Shares, (iii) the shareholders of AMFM will have approved and adopted the Merger Agreement, and (iv) the transactions contemplated by the Merger Agreement are consummated.

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Clear Channel Communications, Inc.
March 15, 2000
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         Based upon such examination and representations, we advise you that, in our opinion, the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be duly authorized, validly issued, fully paid, and non-assessable.

         We are members of the Bar of the State of Texas and the foregoing opinion is limited to the laws of the State of Texas and the federal laws of the United States of America.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Opinions" in the Joint Proxy Statement/Prospectus contained therein.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.


                                 Very truly yours,

                                 /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                 AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.